EXHIBIT 5.1

JONES DAY

NORTH POINT — 901 LAKESIDE AVENUE — CLEVELAND, OHIO 44114.1190

TELEPHONE: +1.216.586.3939 — FACSIMILE: +1.216.579.0212

May 8, 2013

Louisiana-Pacific Corporation

414 Union Street, Suite 2000

Nashville, TN 37219

Re:	Registration Statement on Form S-8 Filed by Louisiana-Pacific Corporation

Ladies and Gentlemen:

We have acted as counsel for Louisiana-Pacific Corporation, a Delaware corporation (the “Company”), in connection with the Company’s 2013 Omnibus Stock Award Plan (the “Plan”). In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The 5,888,570 shares (the “Shares”) of Common Stock, par value $1.00 per share, of the Company (the “Common Stock”), that may be issued or delivered and sold pursuant to the Plan and the authorized forms of stock option, restricted stock or other applicable award agreements thereunder (the “Award Agreements”) have been authorized by all necessary corporate action of the Company and will be, when issued or delivered and sold in accordance with the Plan and the Award Agreements, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof; and

2. When issued in accordance with the Rights Agreement, dated as of May 23, 2008 (the “Rights Agreement”), by and between the Company and Computershare Trust Company, N.A., as rights agent, the Rights (as defined in the Rights Agreement, the “Rights”) will be validly issued.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinions expressed herein are limited to the General Corporation Law of the State of Delaware as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the Award Agreements will be in full force and effect at all times at which the Shares are issued or delivered or sold by the Company, and that the Company will take no action inconsistent with such resolutions. In rendering the opinions above, we have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

The opinion set forth in numbered paragraph two above is limited to the valid issuance of the Rights under the corporation laws of the State of Delaware. We do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability or any

ALKHOBAR — AMSTERDAM — ATLANTA — BEIJING — BOSTON — BRUSSELS — CHICAGO — CLEVELAND — COLUMBUS — DALLAS

DUBAI — DÜSSELDORF — FRANKFURT — HONG KONG — HOUSTON — IRVINE — JEDDAH — LONDON — LOS ANGELES

MADRID — MEXICO CITY — MILAN — MOSCOW — MUNICH — NEW YORK — PARIS — PITTSBURGH — RIYADH — SAN DIEGO

SAN FRANCISCO — SÃO PAULO — SHANGHAI — SILICON VALLEY — SINGAPORE — SYDNEY — TAIPEI — TOKYO — WASHINGTON

Louisiana-Pacific Corporation May 8, 2013 Page 2	JONES DAY

particular provisions of the Rights Agreement. In rendering the opinion set forth in numbered paragraph two above, we have assumed that the Board of Directors of the Company has acted and will act in the good faith exercise of its business judgment with respect to the authorization of the issuance of the Rights and the execution of the Rights Agreement.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares to be issued or delivered and sold pursuant to the Plan under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day